Filed Pursuant to Rule 424(b)(3)
File Number 333-119428

PROSPECTUS SUPPLEMENT NO. 5

Prospectus Supplement dated February 11, 2005
to Prospectus declared
effective on November 23, 2004
(Registration No. 333-119428)
as supplemented by that Prospectus Supplement No. 1 dated November 23, 2004, that Prospectus Supplement No. 2 dated December 21, 2004,
that Prospectus Supplement No. 3 dated January 3, 2005, and
that Prospectus Supplement No. 4 dated January 14, 2005

ALLIANCE PHARMACEUTICAL CORP.

This Prospectus Supplement No. 5 supplements our Prospectus dated November 23, 2004 and the Prospectus Supplement No. 1 dated November 23, 2004, Prospectus Supplement No. 2 dated December 21, 2004, Prospectus Supplement No. 3 dated January 3, 2005 and Prospectus Supplement No. 5 dated January 14, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 5 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Alliance Pharmaceutical Corp. dated February 11, 2005 filed by us with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 11, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2005

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 825	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On February 7, 2005, Alliance Pharmaceutical Corp. (“Alliance”) and Nektar Therapeutics (“Nektar,” formerly known as Inhale Therapeutics, Inc. or “Inhale”) entered into an Amendment to Supplemental Agreement (the “Amendment”) which amends the following agreements between Alliance and Nektar (collectively, the “Prior Agreements”): (a) the Asset Purchase Agreement dated October 4, 1999, (b) the License Agreement (license to Inhale) dated November 4, 1999, (c) the License Agreement (license to Alliance) dated November 4, 1999, (d) the Product Development Rights Agreement dated November 4, 1999, (e) the Escrow Agreement dated November 4, 1999, and (f) the Supplemental Agreement dated March 15, 2002.

        In consideration for (i) the right to certain lab books and invention disclosures related to the subject matter of the Prior Agreements, (ii) the termination of future royalty and milestone payment obligations owed by Nektar to Alliance under the Prior Agreements, and (iii) the sale by Alliance to Nektar of ten (10) metric tons of Perflubron, Nektar has agreed to pay Alliance a total of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) in three installments as follows: the first installment payment is to take place within five (5) business days after the last to occur of the following (a) the execution of the Amendment, (b) the delivery of certain Alliance lab books into escrow, and (c) the delivery of certain invention disclosures to Nektar. The second installment payment is to be made upon receipt by Nektar of certain third party consents, and the third installment payment is to be made within ninety (90) days after the delivery by Alliance of ten (10) metric tons of Perflubron to Nektar, provided that such Perflubron conforms to certain specifications related thereto.

        Alliance expects that it will receive payment in full of the entire One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) within the next one hundred and twenty (120) days.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
Date: February 11, 2005	/s/ Duane Roth
Duane J. Roth, Chief Executive Officer

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